UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 9, 2024
Date of Report (Date of earliest event reported)
Arch Capital Group Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-16209	98-0374481
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common shares, $0.0011 par value per share	ACGL	NASDAQ	Stock Market
Depositary shares, each representing a 1/1,000th interest in a 5.45% Series F preferred share	ACGLO	NASDAQ	Stock Market
Depositary shares, each representing a 1/1,000th interest in a 4.55% Series G preferred share	ACGLN	NASDAQ	Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.07    Submission of Matters to a Vote of Security Holders.
Arch Capital Group Ltd.'s ("ACGL") annual meeting of shareholders was held on May 9, 2024. At the meeting, the holders of 330,048,160 common shares, which represents approximately 88 percent of the outstanding shares entitled to vote as of the record date of March 13, 2024, were represented in person or by proxy. Matters submitted to shareholders at the meeting and the voting results thereof were as follows:
Item 1. The vote on the election of the two Class II directors to hold office for a term of three years and until their respective successors are duly elected and qualified or their earlier resignation or removal. The voting results were as follows:

NOMINEE	FOR	AGAINST	WITHHELD	BROKER NON-VOTES
Laurie S. Goodman	303,718,963	13,809,445	338,912	12,180,840
John M. Pasquesi	291,023,171	25,426,615	1,417,534	12,180,840
Item 2. The vote on a proposal on advisory vote to approve named executive officer compensation. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
302,727,463	14,750,962	388,895	12,180,840
Item 3. The vote on the ratification of the selection of PricewaterhouseCoopers LLP as ACGL’s independent registered public accounting firm for the year ending December 31, 2024. The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
312,867,822	16,915,516	264,822	—
Item 4. The vote on the election of certain individuals as Designated Company Directors of certain of ACGL’s non-U.S. subsidiaries. The voting results were as follows:

DIRECTOR	FOR	AGAINST	WITHHOLD	BROKER NON-VOTES
Brian Chen	317,437,260	93,190	336,870	12,180,840
Crystal Doughty	317,407,557	147,218	312,545	12,180,840
Matthew Dragonetti	317,413,998	142,820	310,502	12,180,840
Seamus Fearon	317,435,970	136,722	294,628	12,180,840
Jerome Halgan	317,415,689	118,508	333,123	12,180,840
Chris Hovey	317,441,103	140,910	285,307	12,180,840
François Morin	302,047,641	15,526,137	293,542	12,180,840
David J. Mulholland	317,480,672	80,251	306,397	12,180,840
Chiara Nannini	297,988,727	19,545,212	333,381	12,180,840
Maamoun Rajeh	317,428,281	116,224	322,815	12,180,840
William Soares	317,445,246	81,824	340,250	12,180,840
Alan Tiernan	317,483,523	93,802	289,995	12,180,840
Christine Todd	317,491,443	75,479	300,398	12,180,840

ITEM 8.01    Other Events.

Preferred Share Dividends. On May 10, 2024, the Board of Directors (the “Board”) of ACGL declared dividends with respect to the outstanding 13,200,000 depositary shares, each representing a 1/1000th interest in a share of 5.45% Non-Cumulative Preferred Shares, Series F, $0.01 per share (“Series F Shares”), with a $25,000 liquidation preference per share (equivalent to a $25.00 liquidation preference per depositary share), as outlined below. All such dividends will be payable out of lawfully available funds for the payment of dividends under Bermuda law on June 30, 2024 to holders of record of the Series F Shares, as of June 15, 2024, unless determined otherwise by the Board or the Executive Committee of the Board on or prior to the effective date. In addition, the Board declared dividends with respect to the Series F Shares, to be payable out of lawfully available funds for the payment of dividends under Bermuda law on September 30, 2024 to holders of record of the Series F Shares, as of September 15, 2024, unless determined otherwise by the Board or the Executive Committee of the Board on or prior to the effective date.

Series	Effective Date for Declaration	Dividend Period	Dividend Amount	Rate Per Share
Series F	6/30/24	3/31/24-6/29/24	$4,496,250	$0.340625
Series F	9/30/24	6/30/24-9/29/24	$4,496,250	$0.340625
In addition, on May 10, 2024, the Board of ACGL declared dividends with respect to the outstanding 20,000,000 depositary shares, each representing a 1/1000th interest in a share of 4.55% Non-Cumulative Preferred Shares, Series G, $0.01 per share (“Series G Shares”), with a $25,000 liquidation preference per share (equivalent to a $25.00 liquidation preference per depositary share), as outlined below. All such dividends will be payable out of lawfully available funds for the payment of dividends under Bermuda law on June 30, 2024 to holders of record of the Series G Shares, as of June 15, 2024, unless determined otherwise by the Board or the Executive Committee of the Board on or prior to the effective date. In addition, the Board declared dividends with respect to the Series G Shares, to be payable out of lawfully available funds for the payment of dividends under Bermuda law on September 30, 2024 to holders of record of the Series G Shares, as of September 15, 2024, unless determined otherwise by the Board or the Executive Committee of the Board on or prior to the effective date.

Series	Effective Date for Declaration	Dividend Period	Dividend Amount	Rate Per Share
Series G	6/30/24	3/31/24-6/29/24	$5,687,500	$0.284375
Series G	9/30/24	6/30/24-9/29/24	$5,687,500	$0.284375
ITEM 9.01    Financial Statements and Exhibits.
(d):     The following exhibits are being filed herewith.

EXHIBIT NO.	DESCRIPTION
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH CAPITAL GROUP LTD.

Date: May 13, 2024	By:	/s/ François Morin
		Name:	François Morin
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

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